Exhibit 99.1

MySize Provides Business Update and Reports Results for the Third Quarter of 2019

Airport City, Israel, November 14, 2019 – My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ) (TASE: MYSZ), the developer and creator of smartphone measurement solutions, today provided a business update for the third quarter ended September 30, 2019.

Ronen Luzon, CEO of My Size, Inc., stated, “MySizeID, a smart measurement solution, is gaining traction with both regional and global retailers. We are in active pilot programs with a number of major companies that we cannot yet disclose; however, as these deployments progress, we look forward to sharing additional details on these relationships. At the same time, we are gaining traction in other industries where our smart measurement technologies provide large, global enterprises a significant value proposition, such as BoxSize for the shipping and parcel delivery industries.”

“We recently announced that MySizeID has been chosen by Isay, a Danish fashion brand selling women´s clothes primarily in Northern Europe, in order to increase customer loyalty and reduce returns. Isay evaluated our technology on 50 women and received an overwhelmingly positive response due to the ability of the app to quickly and efficiently determine the right size. During the quarter, we also released the bra measurement feature on our app, which enables consumers to accurately measure band and cup size for bras and lingerie. We successfully launched the bra feature with Penti, Turkey’s leading multi-category retail fashion underwear brand, which has a total of 550 retail stores in more than 35 countries. We have been working with other retailers that wish to solve this problem and provide their customers the ability to privately and accurately measure their band and cup size before purchasing online.”

“Last month, we announced the planned launch of MySizeID in Australia with a global retail marketplace operator that is set to introduce an integrated, technology-based app for the custom apparel and merchandise industry. Our strategy is to leverage partnerships such as these to accelerate our go-to-market strategy in new territories. Partnering with this global retail marketplace operator, allows us to provide apparel brands, manufacturers, vendors and consumers across Australia with a turn-key measurement solution. We expect to finish with the integration of MySizeID and release it before the end of the year.”

“As a technology focused organization, building our intellectual property portfolio is central to our strategy. In July, we announced a Notice of Allowance from the Canadian Patent and Trademark Office for a key patent. Our technology is now protected by four issued patents, one in each of Japan and Russia and two in the U.S. Additional patents are pending and more patent applications are in process. We are at the forefront of a rapidly burgeoning industry, where online apparel shopping is plagued with unnecessary returns, which add tremendous costs for retailers. We believe we are uniquely positioned to solve these challenges, as well as build shopper confidence, which is designed to reduce cart abandonment. We are extremely encouraged by the overall feedback from the industry and believe our strong IP portfolio positions us to become the dominant player in this market with retailers worldwide.”

Third Quarter 2019 Financial Highlights:

Revenues for the three months ended September 30, 2019 were $6,000 compared to none for the three months ended September 30, 2018. The increase from the corresponding period primarily resulted from a new license agreement.

Research and development expenses for the three months ended September 30, 2019 were $395,000 compared to $311,000 for the three months ended September 30, 2018. The increase primarily resulted from the hiring of new employees and expenses associated with share-based payments to our employees offset by a decrease in payments to subcontractors.

Marketing, general and administrative expenses for the three months ended September 30, 2019 were $1.2 million compared to $771,000 for the three months ended September 30, 2018. The increase was mainly due to an increase in insurance expenses and payroll expenses due to hiring of a sales team in the US and an increase in sales and marketing expenses.

Financial income, net for the three months ended September 30, 2019 amounted to $249,000 compared to financial expense, net of $479,000 for the three months ended September 30, 2018. The decrease compared to the corresponding period was mainly due to income of $359,000 for the three months ended September 30, 2019 from change in fair value of warrants compared to an expense of $339,000 for the three months ended September 30, 2018.

Net loss for the three months ended September 30, 2019 was $1.4 million, compared to net loss of $1.6 million for the three months ended September 30, 2018.

A copy of the Company’s quarterly report on Form 10-Q has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://ir.mysizeid.com.

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About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries. This proprietary measurement technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website: www.mysizeid.com. We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram and Twitter.

Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

Register here for a one-month free trial of MySizeID solution for your online store.

Please click here to download MySizeID for iOS.

Please click here to download MySizeID for Android.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Israel Press Contact:

Yaniv Leibovich

Leibovich Media
yanivleib@gmail.com

+972-54-444-0326

U.S. Press Contact:

5W Public Relations

mysizeid@5wpr.com

IR Contact:

Crescendo Communications, LLC
Tel: +1 212-671-1020

Email: MYSZ@crescendo-ir.com